Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-289964) and Form S-8 (No. 333-291369) of Elauwit Connection, Inc. of our report, dated April 7, 2025, relating to the consolidated financial statements of Elauwit Connection, Inc. as of and for the year ended December 31, 2024, which appears in this Form 10-K.

/s/ Freed Maxick P.C.

Buffalo, New York
March 31, 2026